Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Senior Income Fund
811-09571


The Registrant has new or amended securities, as stated in the Statement Establishing and Fixing the Rights and Preferences of Term Preferred Shares, containing a description of the securities. On
November 1, 2016, under Conformed Submission
Form POS EX, accession number, 0001193125-16-
755510, a copy of said Statement was filed as Exhibit
99.D.2 and such is incorporated by reference to Sub-